Exhibit 23.2

1018, Tower B 500 Yunjin Road Shanghai, 200232, China Tel: 86 (21) 5407 5836 Fax: 86 (21) 3209 8500 www.frost.com

June 21, 2019

ECMOHO Limited

3F, 1000 Tianyaoqiao Road,

Xuhui District

Shanghai, 200030, China

Re: ECMOHO Limited

Dear Sirs,

We understand that ECMOHO Limited plans to file a registration statement on Form F-l (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) in connection with its proposed initial public offering (the “Proposed IPO”).

We hereby consent to the reference to our name and to the use of data and other information, including quotations and summaries of data and other information, from our research report “Independent Research on Health and Wellness Industry” (the “Report”) in the Registration Statement and any amendments thereto, any other future filings with the SEC, including filings on Form 20-F or Form 6-K or other SEC filings, on the website of ECMOHO Limited and its subsidiaries, in institutional and retail roadshows and other activities in connection with the Proposed IPO, and in other publicity materials in connection with the Proposed IPO.

We further consent to including the following statement in the “Experts” section of the Registration Statement.

“This prospectus contains information from a report commissioned by us and prepared by Frost & Sullivan, an independent market research firm, which contains data regarding the markets in which we operate. The office of Frost & Sullivan is located at Room 1018, Tower B, No. 500 Yunjin Road, Xuhui District, Shanghai, 200232, the People’s Republic of China.”

In addition, we hereby consent to the filing of this letter as an exhibit to the Registration Statement.

1018, Tower B 500 Yunjin Road Shanghai, 200232, China Tel: 86 (21) 5407 5836 Fax: 86 (21) 3209 8500 www.frost.com

Yours faithfully,
Frost & Sullivan (Beijing) Inc., Shanghai Branch Co.

By:	/s/ Charlotte Wang
Name:	Charlotte Wang
Title:	Executive Director

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